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| FORM 3 |          U.S. SECURITIES AND EXCHANGE COMMISSION
+--------+                  WASHINGTON, D.C. 20549

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or

              Section 30(f) of the Investment Company Act of 1940

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1.  Name and Address of Reporting Person

       Gitlin                        John                           Joseph
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        (Last)                      (First)                        (Middle)

        3008 Falls Church Lane
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                                    (Street)

      Mesquite                       Texas                         75149
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        (City)                      (State)                           (Zip)

2.  Date of Event Requiring Statement (Month/Day/Year) 01/03/2000

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3.  IRS or Social Security Number of Reporting Person (Voluntary)   000-00-0000

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4.  Issuer Name and Ticker or Trading Symbol HITK Corporation HITQ

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5.  Relationship of Reporting Person to Issuer (Check all applicable)

    [X] Director    [X] Officer             [] 10% Owner    [] Other
                        (give title below)                       (specify below)

         Vice president

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6.  If Amendment, Date of Original (Month/Day/Year)

                                                    ----------------------------


             TABLE I--NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

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1. Title           2. Amount of         3. Ownership Form:  4. Nature of
   of                 Securities Bene-     Direct (D) or       Indirect Bene-
   Security           ficially Owned       Indirect (I)        ficial Ownership
   (Instr. 4)         (Instr. 4)           (Instr. 5)          (Instr. 5)

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
   Common Stock      500,000                   Direct            N/A
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

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly. (Print or Type Responses)

FORM 3 (CONTINUED)       TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Conversion | 3.Transaction| 4.Transaction | 5.Number of  | 6.Date Exer-     | 7.Title and Amount
  (Instr. 3)                   | or Exercise  | Date         |   Code        | Derivative   | cisable and      | of Underlying
                               | Price of     |              |  (Instr. 8)   | Securities   | Expiration Date  | Securities
                               | Derivative   |  (Month/Day/ |               | Acquired (A) | (Month/Day/Year) | (Instr. 3 and 4)
                               | Security     |    Year)     |               | or Disposed  |                  |
                               |              |              |               | of (D)       |--------------------------------------
                               |              |              |               | (Instr. 3,   | Date    | Expir- |        | Amount or
                               |              |              |               |  4, and 5)   | Exer-   | ation  |  Title | Number of
                               |              |              |---------------|--------------| cisable | Date   |        | Shares
                               |              |              | Code  |   V   | (A)  |  (D)  |         |        |        |
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  NONE                         |              |              |       |       |      |       |         |        |        |
-------------------------------|--------------|--------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |              |       |       |      |       |         |        |        |
-------------------------------|--------------|--------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |              |       |       |      |       |         |        |        |
-------------------------------|--------------|--------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |              |       |       |      |       |         |        |        |
-------------------------------|--------------|--------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |              |       |       |      |       |         |        |        |
-------------------------------|--------------|--------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |              |       |       |      |       |         |        |        |
-------------------------------|--------------|--------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |              |       |       |      |       |         |        |        |
-------------------------------|--------------|--------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |              |       |       |      |       |         |        |        |
-------------------------------|--------------|--------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |              |       |       |      |       |         |        |        |
-------------------------------|--------------|--------------|-------|-------|------|-------|---------|--------|--------|----------
                               |              |              |       |       |      |       |         |        |        |
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 8.Price of   | 9.Number of    |  10.Ownership     | 11.Nature of  |
   Derivative |   Derivative   |     Form of       |    Indirect   |
   Security   |   Securities   |     Derivative    |    Beneficial |
   (Instr. 5) |   Beneficially |     Security;     |    Ownership  |
              |   Owned at End |     Direct (D) or |    (Instr. 4) |
              |   of Month     |     Indirect (I)  |               |
              |   (Instr. 4)   |     (Instr. 4)    |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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              |                |                   |               |
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

Explanation of Responses:

/s/  John J. Gitlin                           1/4/2000
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  *Signature of Reporting Person                 Date



** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained
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